Exhibit 99.1

NEWS RELEASE

Contact:	Alliance Data Tiffany Louder – Investor Relations Alliance Data 214.494.3048 tiffany.louder@alliancedata.com Shelley Whiddon – Media 214.494.3811 Shelley.whiddon@alliancedata.com	Epsilon Jessica Nable – Media 203.210.3125 Jessica.nable@epsilon.com

LAMPS PLUS SIGNS MULTI-YEAR EXPANSION AGREEMENT WITH
EPSILON FOR PERMISSION-BASED EMAIL MARKETING SERVICES

Epsilon's Agility HarmonyTM Platform to Deepen Engagement, Enhance Customer
Experience and Drive Sales across Multiple Brands

Dallas, TX, February 2, 2016 – Epsilon, an Alliance Data (NYSE: ADS) company, has signed a new multi-year agreement with Lamps Plus, the nation's largest lighting retailer. Epsilon will provide targeted email marketing services focused on engaging customers on a one-to-one basis and increasing both online and in-store sales across the Lamp Plus family of brands, including LampsPlus.com, discount site Lamps Plus Open Box, home furnishings and décor site 55 Downing Street, and trade program Lamps Plus Professionals.

Lamps Plus is an existing Epsilon data services client, leveraging Epsilon's data services to better identify and target their customers with relevant offers across marketing channels, including online, direct mail and point of sale.

Under the terms of the new multi-year agreement, Epsilon will now also provide a full suite of permission-based email marketing services leveraging its Agility Harmony platform including account and campaign management, email delivery, measurement and reporting. Epsilon will support dozens of email campaigns per month, deploying millions of emails on behalf of Lamps Plus and their family of brands. Emails will feature dynamic and personalized content, and will include marketing messages such as wish lists and holiday campaigns. Additionally, Epsilon will support triggered behavioral messages for abandoned carts, abandoned site and welcome communications to drive engagement and purchases.

"Epsilon has proven to be a flexible and attentive partner, and we were particularly impressed with its Agility Harmony platform," said Mark Salek, vice president of direct marketing at Lamps Plus. "With the unparalleled email support and deep client focus at Epsilon, our team is now able to concentrate on new opportunities and strategic innovation."

"The expansion of our relationship with Lamps Plus is a testament to the momentum that Agility Harmony continues to gain as the next-generation platform for digital marketers," said Andy Frawley, chief executive officer of Epsilon. "I am confident that we can deliver tremendous value to Lamps Plus as a result of our long history serving retail clients, as well as our comprehensive understanding of the insights, technology and strategy required to connect with today's customer to build long-lasting relationships."

About Lamps Plus
For more than 30 years, Lamps Plus has been synonymous with excellence in the retail lighting industry. Established in 1976, Lamps Plus is the nation's largest specialty lighting store, with three e-commerce sites and dozens of retail locations throughout the western United States. LampsPlus.com was named a 2014 and 2015 Top Housewares/Home Furnishings e-tailer and a 2014 Hot 100" world's best retail website by Internet Retailer Magazine. Together with its retail locations, the company serves customers nationwide with the largest selection of functional and decorative lighting fixtures, accessories, furniture and home decor. This selection includes hundreds of products, ranging from traditional chandeliers to the latest in home decor, available exclusively from Lamps Plus. The company also holds several patents for innovative lighting. Services offered include in-home lighting consultations, in-store workshops and installation from expert, licensed electricians. American Lighting Association certified designers are available to offer product recommendations and advice in all our stores, by phone or online at LampsPlus.com. The Lamps Plus family of websites also includes 55 Downing Street and Lamps Plus Open Box. Visit the official Lamps Plus website: LampsPlus.com.

About Epsilon
Epsilon is the global leader in creating connections between people and brands. An all-encompassing global marketing company, we harness the power of rich data, groundbreaking technologies, engaging creative and transformative ideas to get the results our clients require. Recognized by Ad Age as the #1 World CRM/Direct Marketing Network, #1 U.S. Digital Agency Network and #1 U.S. Agency from All Disciplines, Epsilon employs over 7,000 associates in 70 offices worldwide. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com, follow us on Twitter @EpsilonMktg or call 1.800.309.0505.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 16,000 associates at approximately 100 locations worldwide.

Alliance Data's Card Services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and holds a majority interest in Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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